BRUNSON
  CHANDLER
      & JONES

September 10, 2015

Alpine Auto Broker, Inc.
Attn: Jason Wilkinson, CEO
749 S. State Street
Salt Lake City, UT 84111

Re:      Form S-1 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special securities counsel for Alpine Auto Brokers, Inc.  (“Alpine Auto” or the “Company”) in connection with the registration of 350,000 shares of common stock of the Company (the “Offering Shares”), on the terms and conditions set forth in the Company’s registration statement on Form S-1/A (Amendment No. 3) being filed with the United States Securities and Exchange Commission (the “Registration Statement”).

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the Registration Statement and various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Based on the foregoing, we are of the opinion that:

1.         Alpine Auto Brokers, Inc. is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.         The Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. The opinion contained herein is based upon the facts in existence and the laws in effect on the date hereof and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or laws come to our attention after the date hereof.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, “Experts and Counsel,” and the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC

BRUNSON CHANDLER & JONES, PLLC